Exhibit (c) 3


GPU News Release
May 24, 2001



                     GPU Responds to Pennsylvania PUC Motion


MORRISTOWN,  NJ -- May 24,  2001 -- GPU,  Inc.  (NYSE:GPU)  said  today that the
Pennsylvania Public Utility Commission has approved, subject to certain conditions, its proposed merger with FirstEnergy Corp., and postponed its decision with respect to GPU Energy's request for provider of last resort ("PLR") rate relief until no later than July 13, 2001.

The Commission decided that both the PLR cost proceeding and the disposition of merger benefits be held in abeyance to afford the parties an opportunity to attempt to resolve the matters in a Commission-facilitated collaborative process. The process will conclude no later than June 20, 2001. One Commissioner dissented from the institution of the collaborative process, saying that GPU Energy had not met its burden of proof.

The Commission also allowed GPU Energy to track its PLR costs for accounting purposes without creating a regulatory asset at this time.

Fred D. Hafer, Chairman of GPU, Inc., said that while he is "pleased" that the Commission has voted to approve the merger, he is "disappointed" that the Commission did not adopt the Administrative Law Judge's recommendations calling for rate relief to reflect GPU Energy's energy costs in excess of those currently reflected in its charges to customers. "I remain hopeful that the collaborative and, ultimately the Commission, will recognize both the need for and propriety of this relief," Mr. Hafer added.

The GPU and GPU Energy revolving credit agreement provides, among other things, that if the Pennsylvania Commission issues a PLR rate order which is not satisfactory to the majority bank lenders, or fails to issue a PLR order by June 15, 2001, the credit agreement's October 31, 2001 maturity date will be shortened to 91 days from the date of the order or from June 15. Further, Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") must issue their senior notes and first mortgage bonds to the banks as collateral security for their obligations under the agreement. In addition, in the event that Jersey Central Power & Light Company's credit rating falls from its current A to BBB-, it would similarly be required to pledge its securities to secure its bank debt. Moreover, GPU, Inc. would be prohibited from either paying any further dividends on common stock (beyond the scheduled May 30, 2001 dividend payment) or making more than a total of $50 million of investments in or loans to Met-Ed and Penelec or making any further investments in non-core businesses. There is currently $311 million outstanding under the credit agreement.



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GPU,  Inc.,  headquartered  in  Morristown,  NJ, is a registered  public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate eight projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19.3 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc. GPU Telcom Services, Inc. and GPU Diversified Holdings LLC. (http://www.gpu.com)



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